TRISTATE CAPITAL CLOSES $105 MILLION CAPITAL RAISE, ISSUING COMMON EQUITY, CONVERTIBLE PREFERRED STOCK AND WARRANTS TO FUNDS MANAGED BY STONE POINT CAPITAL LLC

PITTSBURGH – DECEMBER 30, 2020 – TriState Capital Holdings, Inc. (Nasdaq: TSC) (“TriState Capital” or the “company”) on Wednesday completed its previously announced plans to raise $105 million in capital, pursuant to its October 10, 2020 definitive investment agreement with funds managed by Stone Point Capital LLC (“Stone Point”).

The company issued 2,770,083 shares of TriState Capital common stock to the Stone Point-managed funds for $40 million in the company’s first common equity raise since its 2013 initial public offering. Following the investment, these shares of common stock will represent approximately 8.5% of TriState Capital’s common stock outstanding. Under the definitive investment agreement and consistent with applicable banking regulations, at no time may the Stone Point-managed funds own, control or have the power to vote 10% or more of TriState Capital’s voting securities.

The company also issued 650 shares of a new Series C perpetual non-cumulative convertible non-voting preferred stock, no par value (the "Series C Preferred Stock"), to the Stone Point-managed funds for $65 million. The Series C Preferred Stock will pay a quarterly dividend in cash or additional shares of Series C Preferred Stock at an annualized rate of 6.75% and, after the second anniversary of the closing of the investment, may convert into shares of a future series of non-voting common stock or, when transferred under certain limited circumstances to a holder other than Stone Point, voting common stock, at the price of $13.75 per share. Stone Point will not be entitled to acquire additional shares of TriState Capital's voting common stock through a conversion of the Series C Preferred Stock. Subject to certain exceptions, the Series C Preferred Stock will be convertible into common stock of the company when transferred to a holder other than Stone Point.

In addition, the company issued warrants to the Stone Point-managed funds that are exercisable for an aggregate of 922,438 shares at an exercise price of $17.50, subject to certain adjustments. The warrants are exercisable for a future series of TriState Capital non-voting common stock or, only in the event of certain transfers to third-party holders, voting common stock. Stone Point will not be entitled to acquire additional shares of TriState Capital's voting common stock through an exercise of the warrants.

Based on the entirety of this transaction, on a fully diluted basis, a total of 8,419,793 shares of common stock will be issued or become issuable upon the conversion of the Series C Preferred Stock and exercise of the warrants (exclusive of shares issuable in connection with potential in-kind dividend payments on the Series C Preferred Stock) and, in each case, included in the company’s computation of diluted earnings per share (regardless of whether such shares are issued as common stock or a future series of non-voting common stock).

The foregoing summary of the terms of the definitive investment agreement and the exhibits thereto does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the definitive investment agreement, as amended, and the exhibits thereto.

The securities sold to Stone Point in this transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About TriState Capital
TriState Capital Holdings, Inc. (Nasdaq: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary had $9.41 billion in assets as of September 30, 2020, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Edison, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary had $9.65 billion in assets under management as of September 30, 2020, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” in reliance on the safe-harbor for such statements provided by the Private Securities Litigation Reform Act of 1995. The words “achieve,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “maintain,” “may,” “opportunity,” “plan,” “potential,” “project,” “sustain,” “target,” “trend,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” and similar expressions, among others, generally identify forward-looking statements. Examples of forward-looking statements include, without limitation, statements relating to the parties’ ability to close the announced transaction, TriState Capital’s future plans and growth, TriState Capital’s pro forma tangible common equity ratio, the creation of a series of non-voting common stock and the Company’s expectations of the number of shares into which the Series C Preferred Stock and warrants may convert. TriState Capital’s future plans, objectives or goals and are based on current expectations, plans or forecasts, including with respect to the timing and size of the investment and the anticipated use of proceeds. Such forward-looking statements are subject to risks, uncertainties and changed circumstances that are difficult to predict and are often beyond TriState Capital’s ability to control.

Actual results or outcomes could differ materially from those currently anticipated, discussed or projected by forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made, and TriState Capital disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of TriState Capital for any reason, except as specifically required by law. Factors that could cause or contribute to such differences include, but are not limited to: the level of market volatility, our ability to execute our growth strategy, including the availability of future bank acquisition opportunities, our ability to execute on our revenue and efficiency improvement initiatives, unanticipated losses related to the completion and integration of mergers and acquisitions, and other factors and risk influences contained in our most-recent annual and quarterly reports filed on Form 10-K and

Form 10-Q and other documents we file with the Securities and Exchange Commission from time to time.

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MEDIA CONTACT
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
Lambert
Jeff Schoenborn and Kate Croft
888-609-8351
TSC@lambert.com
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